Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Inc. Completes Review of Strategic Alternatives

Board of Directors Recapitalizes the Company

& Declares a One-Time Special Dividend of $4.00 per Share

LAKEWOOD, Colo. – December 6, 2012 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today announced that its Board of Directors has completed its comprehensive strategic alternatives review process to maximize shareholder value by recapitalizing the Company and declaring a one-time special dividend to shareholders of $4.00 per share. Piper Jaffray served as the Company’s financial advisor and Bryan Cave HRO served as the Company’s legal advisor in connection with the review of strategic alternatives.

The recapitalization includes the amendment and restatement of the Company’s existing Senior Credit Facility, which consists of a Term Loan A and a Revolver with a syndicate of banks (“Facility”). The amendment and restatement of the Facility increases the Company’s Term Loan A from $75 million to $100 million, increases the Revolver from $50 million to $75 million, and extends the maturity date from December 20, 2015 to December 6, 2017. The increase to $175 million will be used to fund the one-time special dividend, the ongoing quarterly dividend, working capital, capital expenditures, and other general corporate purposes. The loans under the Facility will bear interest equal to the Eurodollar Rate plus an applicable margin ranging from 2.5% to 4.0% or the Base Rate plus an applicable margin ranging from 1.5% to 3.0%.

Bank of America, N.A. serves as the Administrative Agent. Wells Fargo Bank, N.A. serves as the syndication agent, BBVA Compass served as the document agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and BBVA Compass acted as Joint Lead Arrangers and Joint Book Runners. Other participating lenders include GE Capital, Union Bank, Bank of the West, and Regions Bank.

The one-time special dividend of $4.00 per share is payable on December 27, 2012 to shareholders of record at the close of business on December 17, 2012 and will have an ex-dividend date of December 28, 2012. This is in addition to the previously disclosed Company’s regular quarterly dividend of $0.125 per share. The total cash outlay for the one-time special dividend will be approximately $68 million. Immediately following the payment of the special dividend, the Company expects the outstanding principal balance under the Facility to be approximately $140 million, comprised of $100 million under the Term Loan A and approximately $40 million under the Revolver.

Nelson Heumann, Chairman of the Board said, “Today’s announcement is the culmination of a thorough examination of strategic alternatives and represents an important milestone for Einstein Noah. We are pleased to have been able to recapitalize the business through our existing bank facility on such favorable terms and maintain modest leverage. We view this one-time special dividend as a clear demonstration of our commitment to returning capital to shareholders, as well as our confidence in the strong results and momentum of the business. As always, we are determined to create and unlock value for the benefit of all shareholders by further strengthening our business model and realizing our substantial expansion opportunities.”

Pursuant to the rules of The NASDAQ Stock Market, when a dividend is declared in a per share amount that is 25% or greater than a Company’s stock price, the date on which that company’s shares will begin to trade without the right to receive the dividend, or ex-dividend, is the first business day following the payment date, rather than the second business day prior to the record date.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The Company’s retail system consists of over 800 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

rgross@icrinc.com

Media Relations:

Liz Brady DiTrapano

646-277-1226

lbrady@icrinc.com